Exhibit 99.4

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Financial Statements

On February 14, 2020, 1-800-Flowers.com, Inc. (the “Company”), 800-Flowers, Inc., a wholly-owned subsidiary of 1-800-Flowers.com, Inc. (the “Purchaser”), PersonalizationMall.com, LLC (PersonalizationMall), and Bed Bath & Beyond Inc. (“Seller”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) pursuant to which Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from Seller, all of the issued and outstanding membership interests of PersonalizationMall for $252.0 million in cash (subject to certain working capital and other adjustments).  On July 20, 2020, Buyer, PersonalizationMall, and Seller entered into an amendment (the “Amendment”) to the Purchase Agreement to, among other things, amend the purchase price to $245.0 million (subject to certain working capital and other adjustments).  On August 3, 2020, Purchaser completed its acquisition of the PersonalizationMall, which included its newly renovated, leased 360,000 square foot state-of-the-art production and distribution facility, as well as customer database, tradenames and website. Including specified working capital and other adjustments, total consideration paid amounted to $250.9 million, which has been allocated to the identifiable assets acquired and liabilities assumed based on preliminary estimates of their fair values on the acquisition date. The Purchaser is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, establishment of potential acquisition contingencies, and the determination of any residual amount that will be allocated to goodwill. As additional information becomes available, the preliminary purchase price allocation may be revised during the remainder of the measurement period, which will not exceed 12 months from the acquisition date. Any such revisions or changes may be material.

The Purchase Agreement and Amendment contain customary representations, warranties and covenants by the Purchaser, PersonalizationMall, and Seller, and an indemnity by Seller for certain specified matters and pre-closing taxes. The closing of the transaction was subject to customary closing conditions, including applicable regulatory approvals.  The Purchase Agreement includes covenants relating to the negotiation of a commercial selling agreement with respect to the ongoing provision of certain PersonalizationMall products and services to Seller, and, a transition services agreement whereby Seller would provide certain post-closing services to PersonalizationMall for a limited time period.

The Company used a combination of cash on its balance sheet and borrowed $95.0 million under its existing credit facility to finance the acquisition. Subsequent to, but in contemplation of the acquisition, on August 20, 2020, the Company, the Subsidiary Guarantors, JPMorgan Chase Bank, N.A. as administrative agent, and a group of lenders entered into a First Amendment (the “First Amendment”) to the 2019 Credit Agreement. The First Amendment amends the 2019 Credit Agreement to, among other modifications, (i) increase the aggregate principal amount of the existing Revolver commitments from $200.0 million to $250.0 million, (ii) establish a new tranche of term A-1 loans in an aggregate principal amount of $100.0 million (the “New Term Loan”), (iii) increase the working capital sublimit with respect to the Revolver from $175.0 million to $200.0 million, and (iv) increase the seasonally-reduced Revolver commitments from $100.0 million to $125.0 million for the period from January 1 through August 1 for each fiscal year of the Company. The New Term Loan will mature on May 31, 2024. The New Term Loan is payable in 15 quarterly installments of principal and interest beginning on September 27, 2020, with escalating principal payments, at the rate of 5.0% per annum for the first four payments, and 10.0% per annum for the remaining 11 payments, with the remaining balance of $67.5 million due upon maturity. The $100.0 million proceeds of the New Term Loan were used to repay the $95.0 million borrowing which had been drawn on its existing Revolver to finance the acquisition, as well as financing fees of approximately $2.0 million.

The acquisition is being accounted for in accordance with ASC Topic 805 Business Combinations (“ASC 805”). Accordingly, the total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the assumed acquisition date. These allocations reflect various preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A, and are subject to change during the measurement period (not to exceed one year from the acquisition date) as valuations are finalized.

The following unaudited pro forma condensed combined financial information incorporates PersonalizationMall’s abbreviated financial statements that are provided in lieu of certain historical financial information of PersonalizationMall required by Rule 3-05 of Regulation S-X, in accordance with a request for relief granted by the Securities and Exchange Commission.

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet at June 28, 2020

(in thousands, except share data)

	Company, as reported	PersonalizationMall, at fair value	Pro Forma		Pro Forma
	June 28, 2020	August 3, 2020	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$240,506	$-	$(153,133)	(a)	$87,373
Trade receivables, net	15,178	1,382	-		16,560
Inventories	97,760	16,998	-		114,758
Prepaid and other	25,186	3,834	-		29,020
Total current assets	378,630	22,214	(153,133)		247,711

Property, plant and equipment, net	169,075	30,792	-		199,867
Operating lease right-of-use assets	66,760	21,438	-		88,198
Goodwill	74,711	133,337	-		208,048
Other intangibles, net	66,273	76,000	-		142,273
Other assets	18,986	-	-		18,986
Total assets	$774,435	$283,781	$(153,133)		$905,083

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	25,306	3,677	-		28,983
Accrued expenses	141,741	7,723	4,939	(b)	154,403
Current maturities of long-term debt	5,000	-	5,000	(a)	10,000
Current portion of long-term operating lease liabilities	8,285	1,358	-		9,643
Total current liabilities	180,332	12,758	9,939		203,029

Long-term debt	87,559	-	92,810	(a)	180,369
Long-term operating lease liabilities	61,964	20,080	-		82,044
Deferred tax liabilities	28,632	-	-		28,632
Other liabilities	16,174	-	-		16,174
Total liabilities	374,661	32,838	102,749		510,248

Stockholders' equity:
Class A Common stock	537	-	-		537
Class B common stock	338	-	-		338
Additional paid-in capital	358,031	-	-		358,031
Retained earnings	167,523	-	(4,939)	(b)	162,584
Accumulated other comprehensive loss	(243)	-	-		(243)
Treasury stock	(126,412)	-	-		(126,412)
Total stockholders’ equity	399,774	-	(4,939)		394,835
Total liabilities and stockholders’ equity	$774,435	$32,838	$97,810		$905,083

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

1-800-FLOWERS.COM, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

for the year ended June 28, 2020

(in thousands, except per share data)

	Company, as reported	PersonalizationMall, Historical
	for the year ended	for the year ended	Pro Forma		Pro Forma
	June 28, 2020	May 30, 2020	Adjustments		Combined

Net revenues	$1,489,637	$142,848	$-		$1,632,485
Cost of revenues	867,441	70,469	-		937,910
Gross profit	622,196	72,379	-		694,575
Operating expenses:
Marketing and sales	363,227	49,619	-		412,846
Technology and development	48,698	1,157	-		49,855
General and administrative	97,394	8,962	(2,706)	(d)	103,650
Depreciation and amortization	32,513	3,832	2,750	(c)	39,095
Total operating expenses	541,832	63,570	44		605,446
Operating income (loss)	80,364	8,809	(44)		89,129
Interest expense, net	2,438	-	4,073	(a)	6,511
Other income (loss)	(84)	-	-		(84)
Income (loss) before income taxes	77,842	8,809	(4,117)		82,534
Income tax expense (benefit)	18,844	-	(865)	(e)	17,979
Net income (loss)	$58,998	$8,809	$(3,252)		$64,555

Basic net income per common share	$0.92				$1.00

Diluted net income per common share	$0.89				$0.97

Weighted average shares used in the calculation of net income per common share:
Basic	64,463				64,463
Diluted	66,408				66,408

 See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in thousands)

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition of PersonalizationMall had occurred on June 28, 2020, and combines the Company’s historical audited consolidated balance sheet as of June 28, 2020 with PersonalizationMall’s audited statement of assets acquired and liabilities assumed prepared on the basis of the Company’s acquisition accounting as of August 3, 2020. The following unaudited pro forma condensed combined statement of income for the fiscal year ended June 28, 2020 is presented as if the acquisition of PersonalizationMall had occurred on July 1, 2019, and combines the Company’s historical audited consolidated statement of income for the year ended June 28, 2020 with PersonalizationMall’s unaudited statement of revenues and direct expenses for the twelve month period ending May 30, 2020.

The financial statements of 1-800-FLOWERS.COM and PersonalizationMall have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (i) directly attributable to the acquisition, including the related financing of the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statement of income, expected to have a continuing impact on the combined entity. The adjustments summarized above are described in detail in the accompanying notes.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated results of operations. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that the Company may achieve, or any additional expenses or costs of integration that may be incurred, with respect to the combined companies.

The Company accounts for business combinations pursuant to ASC Topic 805. In accordance with ASC 805, the Company uses its best estimates and assumptions to allocate the total purchase price to the fair value of identifiable assets acquired and liabilities assumed at the acquisition date. Goodwill is measured as the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. The fair values assigned to PersonalizationMall’s tangible and intangible assets and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, and the determination of any residual amount that will be allocated to goodwill. The Company will finalize the valuation of the net tangible and intangible assets as soon as practicable, but not later than one year from the acquisition date.

Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statements of income because, although they are directly attributable to the acquisition, they will not have a continuing impact on the consolidated results of the combined company.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with 1-800-FLOWERS.COM’s historical audited consolidated financial statements and accompanying notes contained in the Company’s Annual Report on Form 10-K for its fiscal year ended June 28, 2020, and PersonalizationMall’s Special Purpose Statement of Assets Acquired and Liabilities Assumed as of August 3, 2020, PersonalizationMall’s Special Purpose Statement of Revenues and Direct Expenses for the year ending February 29, 2020, and PersonalizationMall’s Special Purpose Statement of Revenues and Direct Expenses for the three months ending May 30, 2020, contained in this Form 8-K/A.

Note 2 - Accounting Policies

1-800-FLOWERS.COM has begun performing a comparative review of the accounting policies of the two companies. Upon completion of this review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 3 - Purchase Consideration and Estimated Allocation

On August 3, 2020, the Company completed its acquisition of PersonalizationMall. The purchase price of $245.0 million, subject to certain working capital and other adjustments which resulted in total consideration paid of approximately $250.9 million, included its newly renovated, leased 360,000 square foot state-of-the-art production and distribution facility, as well as customer database, tradenames and website.

The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on our preliminary estimates of their fair values on the acquisition date. The fair values assigned to PersonalizationMall’s tangible and intangible assets and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company is in the process of finalizing its allocation and this may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain additional intangible assets, revisions of useful lives of intangible assets, and the determination of any residual amount that will be allocated to goodwill. As additional information becomes available, the preliminary purchase price allocation may be revised during the remainder of the measurement period, which will not exceed 12 months from the acquisition date. Any such revisions or changes may be material.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed at the assumed acquisition date of August 3, 2020:

PersonalizationMall’s Preliminary Purchase Price Allocation
(in thousands)

Assets Acquired:
Inventories	$16,998
Other assets	5,216
Property, plant and equipment	30,792
Operating lease right-of-use assets	21,438
Goodwill	133,337
Other intangibles	76,000
Total assets acquired	$283,781

Liabilities assumed:
Accounts payable and accrued expenses	$11,400
Operating lease liabilities	21,438
Total liabilities assumed	32,838

Net assets acquired	$250,943

The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The estimates and assumptions include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows. Based on the valuation as of August 3, 2020, of the acquired intangible assets, $11.0 million was assigned to customer lists (4 years life), $65.0 million was assigned to tradenames (indefinite life), and the residual amount of $133.3 million was allocated to Goodwill (indefinite life and deductible for tax purposes). The goodwill recognized in conjunction with the Purchaser’s acquisition of the Company is primarily related to synergistic value created in terms of both operating costs and revenue growth opportunities, enhanced financial and operational scale, and other strategic benefits. It also includes certain other intangible assets that do not qualify for separate recognition, such as an assembled workforce.

The estimated fair value of the acquired trade names was determined using the relief from royalty method, which is a risk-adjusted discounted cash flow approach. The relief from royalty method values an intangible asset by estimating the royalties saved through ownership of the asset. The relief from royalty method requires identifying the future revenue that would be generated by the trademark, multiplying it by a royalty rate deemed to be avoided through ownership of the asset and discounting the projected royalty savings amounts back to the acquisition date. The royalty rate used in the valuation was based on a consideration of market rates for similar categories of assets. The discount rate used in the valuation was based on the Company’s weighted average cost of capital, the riskiness of the earnings stream association with the trademarks and the overall composition of the acquired assets.

The estimated fair value of the acquired customer lists was determined using the excess earnings method under the income approach. This method requires identifying the future revenue that would be generated by existing customers at the time of the acquisition, considering an appropriate attrition rate based on the historical experience of the Company. Appropriate expenses are then deducted from the revenues and economic rents are charged for the return on contributory assets. The after-tax cash flows attributable to the asset are discounted back to their net present value at an appropriate intangible asset rate of return and summed to calculate the value of the customer lists.

Note 4 - Pro Forma Adjustments

The following unaudited pro forma adjustments (in thousands) have been reflected in the unaudited pro forma condensed combined financial statements:

(a)	To record the following adjustments related to the financing of the acquisition of PersonalizationMall using a combination of cash on hand and proceeds from the New Term Loan:
-

Adjustment to cash represents the portion of total consideration ($250.9 million) financed utilizing cash on hand ($153.1 million). The balance of the consideration paid was financed through the net proceeds attributable to the New Term Loan ($97.8 million).

-

Adjustment to current maturities of long-term debt and long-term debt represents the proceeds from the New Term Loan ($100.0 million), net of deferred financing costs ($2.2 million), which were deducted from the proceeds of the New Term Loan. The net proceeds from the New Term Loan, which closed on August 20, 2020, were used to repay borrowings ($95.0 million) previously drawn on its existing Revolver to finance the acquisition. We believe these adjustments meet the definition of pro forma adjustments and are: (1) directly attributable to the transaction, (2) factually supportable and (3) expected to have a continuing impact on the registrant. Based upon the repayment terms of the term loan, $5.0 million of the New Term Loan was classified as current maturities of long-term debt.

-

Adjustment to Interest Expense, net of $4.1 million which is comprised of incremental interest and amortization of deferred financing costs associated with the New Term Loan. The interest rate used for the purposes of these pro forma statements, of 3.5%, was the rate in effect at loan inception. A 50 basis points increase in the interest rate would result in an additional interest expense of $0.5 million.

(b)     To record an adjustment to retained earnings and accrued expenses for PersonalizationMall acquisition and related costs incurred by the Company after June 28, 2020.

(c)     To record amortization expense related to PersonalizationMall’s definite-lived intangible assets.

(d)     To record an adjustment to general and administrative expenses, to remove PersonalizationMall acquisition and related costs incurred by the Company during the fiscal year ended June 28, 2020.

(e)     Reflects the recognition of an income tax benefit on the pro forma adjustments, using a statutory income tax rate of 21.0%. PersonalizationMall’s historical financial information is derived from its special purpose statement of revenues and direct expenses, and as such does not include a provision for income tax expense. The actual effective tax rate of the combined company could differ.

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